Exhibit 99.1

FOR IMMEDIATE RELEASE August 4, 2008

FOR ADDITIONAL INFORMATION
Media	Investors
Tom Cuddy	Randy Hulen
Director, Communications	Director, Investor Relations
(219) 647-5581	(219) 647-5688
tcuddy@nisource.com	rghulen@nisource.com
NiSource Reports Second Quarter Earnings
Reaffirms earnings guidance, highlights continued progress on business plan
MERRILLVILLE, Ind. – NiSource Inc. (NYSE: NI) today announced net operating earnings from continuing operations (non-GAAP) of $24.3 million, or 9 cents per share, for the three months ended June 30, 2008, a decrease from $28.3 million, or 10 cents per share, for the second quarter of 2007. Operating earnings (non-GAAP) were $121.9 million, compared to $143.5 million for the same period in 2007.
On a GAAP basis, NiSource reported income from continuing operations for the three months ended June 30, 2008, of $21 million, or 8 cents per share, compared with $28.9 million, or 11 cents per share, in the same period a year ago. Operating income was $116.6 million for the second quarter of 2008, compared with $143.9 million in the year-ago period.
Second quarter net operating earnings, compared with the year ago period, were affected by anticipated higher employee and administrative costs, as well as a one-time adjustment to electric operations depreciation expense in the amount of $8.3 million, or approximately 2 cents per share. These impacts were mostly offset by higher total net revenues and lower taxes and interest expense.
“I am pleased to report that NiSource remains on track to achieve 2008 financial results which are in line with our business plan,” NiSource President and Chief Executive Officer Robert C. Skaggs, Jr., said. “In particular, I have been encouraged by our team’s ability to overcome challenges and remain focused on executing a broad array of important initiatives across each of our business units. These accomplishments, delivered during a pivotal year for our company, are key elements of our Path Forward strategy for achieving long-term, sustainable earnings growth.”

Skaggs noted that the company is maintaining its net operating earnings (non-GAAP) outlook of $1.25 to $1.35 per share for the 2008-2010 time period. On a GAAP basis, for 2008, the lower end of the range for basic earnings from continuing operations is $1.23 per share primarily due to transition costs associated with NiSource’s amended business services agreement with IBM. For 2009 and 2010, the company has reflected no differences between GAAP and non-GAAP measures.
Skaggs highlighted a number of recent accomplishments in each of NiSource’s business units that support key elements of the company’s Path Forward business strategy:
Gas Distribution: Synchronizing infrastructure-driven investments and regulatory activity
NiSource’s Gas Distribution business unit continued to make significant progress on its strategy of synchronizing unprecedented infrastructure replacement and enhancement projects with thoughtful, collaborative regulatory initiatives.
On July 2, Columbia Gas of Pennsylvania filed a unanimous, $41.5 million rate case settlement with an Administrative Law Judge at the Pennsylvania Public Utility Commission (PUC). The settlement details an agreement reached with regulatory stakeholders on an adjustment to Columbia of Pennsylvania’s base distribution rates. Subject to approval by the PUC, new rates under the settlement are expected to become effective October 28, 2008.
“The Pennsylvania settlement is a prime example of NiSource’s commitment to invest in system service and reliability combined with our broader regulatory philosophy of working collaboratively with stakeholders to achieve mutually beneficial results,” Skaggs said. “This outcome also is in sync with Columbia of Pennsylvania’s ongoing 20-year, $1.4 billion infrastructure investment program.”
Meanwhile, Columbia Gas of Ohio continued to advance its base rate case, filed in March of this year with the Public Utilities Commission of Ohio (PUCO). The Columbia of Ohio case seeks an annual revenue increase of approximately 6 percent, or nearly $80 million, with new base rates expected to become effective in the fourth quarter. The Ohio filing also is closely integrated with long-term system investment strategies, including Columbia of Ohio’s 25-year, $2 billion-plus infrastructure replacement program.
With natural gas commodity prices reaching record levels, NiSource’s gas distribution companies have taken a number of proactive steps to help customers manage their energy costs. In July, Columbia Gas of Ohio filed an application with the PUCO for permission to create a new comprehensive energy conservation program. This Demand Side Management (DSM) program, which was approved by the PUCO in an order issued on July 23, is designed to offer a wide range of services to residential and small commercial customers. The company proposes to recover the three-year, $24.9 million cost of the DSM conservation program through a rider that would be added to residential and small commercial customer bills beginning in May 2010.

Electric Operations: Addressing capacity needs while pursuing a robust regulatory agenda
During the second quarter, Northern Indiana Public Service Company (NIPSCO) took a major step forward in meeting its customers’ long-term electric generation capacity needs when it acquired the $330 million Sugar Creek Power Plant, a 535-megawatt combined cycle gas turbine, located in West Terre Haute, Ind. The Indiana Utility Regulatory Commission (IURC) approved NIPSCO’s acquisition of the plant in an order issued May 28. The order denied certain cost deferral and rate treatment proposed by NIPSCO, and indicated that the company could seek such treatment by means of an Alternative Regulatory Plan (ARP) filing. On June 6, NIPSCO filed an ARP proposal with the IURC seeking approval for the deferral of certain costs associated with the Sugar Creek plant. NIPSCO’s ARP proposal is pending.
NIPSCO also took steps during to quarter to diversify its electric supply portfolio with the addition of renewable energy options. On July 24, the IURC issued an order approving NIPSCO’s proposed purchase power agreement with Iberdrola Renewables, one of the world’s leading producers of power from wind and other renewable sources. The agreement provides NIPSCO the opportunity to purchase 100 megawatts of wind power commencing in early 2009.
NIPSCO also continued to advance its regulatory agenda with the June 27 filing of a petition with the IURC to modify its rates and charges for electric utility service. The rate case filing is part of a commitment NIPSCO made in an earlier agreement with regulatory stakeholders. A formal filing will be made with the IURC later this month.
“NIPSCO’s landmark electric rate case marks the first time in more than 20 years that the company has sought a comprehensive review of its electric services, cost levels and rates,” Skaggs noted. “Our team looks forward to exploring those changes – in a collaborative fashion – with all of NIPSCO’s stakeholders.”
Gas Transmission & Storage: Advancing growth projects
NiSource Gas Transmission & Storage (NGT&S) continued to advance a steady stream of growth projects with its June 25 filing of an application with the Federal Energy Regulatory Commission (FERC) for approval of the $65 million Ohio Storage Expansion project, an expansion of Columbia Gas Transmission Corp.’s Ohio natural gas storage facilities to meet growing demand in the company’s mid-Atlantic markets. If approved by the FERC, the project will increase Columbia Transmission’s storage capacity by 6.7 billion cubic feet and enhance its daily storage deliverability by 100,000 dekatherms per day. Pending FERC approval, the company anticipates placing the project in-service in November 2009.
Also pending regulatory approval is the $40 million Appalachian Expansion Project, which would provide increased market access for natural gas produced from the Appalachian Supply Basin in southern West Virginia and eastern Kentucky. The project is comprised of a 9,470-horsepower compressor station along Columbia Gas Transmission’s existing pipeline system in Lincoln County, W.Va., enabling the company to transport an incremental 100,000 dekatherms of natural gas per day. The project is underpinned by 15-year contracts with CNX Gas Co. LLC, Equitable Production Co., and Chesapeake Appalachian LLC. Subject to approval by the FERC, the project is expected to be in service during the fourth quarter of 2009.

Construction also is continuing on several other NGT&S expansion projects, including the Eastern Market Expansion project – a nearly 100,000 dekatherm-per-day expansion of pipeline, compression and storage facilities, scheduled to be in-service the second quarter of 2009 – and the Millennium Pipeline, which is targeted to begin operations during the fourth quarter of this year.
On July 1, Columbia Gulf Transmission received permission from the U.S. Department of Transportation to restore normal operating pressure on the company’s Line 100 pipeline, which was damaged during an incident near Delhi, La. in December 2007. With the restoration of Line 100 and the temporary restoration of service at its Hartsville, Tenn. Compressor Station – which was destroyed by a tornado in February – the Columbia Gulf system is now capable of meeting its contractual transportation capacity level of 2.156 billion cubic feet per day.
Skaggs also noted that, due to the ongoing recovery work at Columbia Gulf’s Hartsville Compressor Station, as well as overall financial market conditions, NiSource now anticipates that an initial public offering of units in NiSource Energy Partners, LLP, a new Master Limited Partnership, is not likely to occur during 2008.
“Despite obvious and unforeseen challenges, our NGT&S team continues to make significant progress in executing on a steady stream of growth projects to meet the increasing needs of customers and suppliers alike,” Skaggs said. “In addition to the projects announced to date, the team has developed an extensive inventory of additional opportunities which will play a key role in growing NGT&S business in the years to come.”
In summary, Skaggs noted that the progress taking place across all of the NiSource business units in 2008 will establish the necessary foundation for long-term, sustainable earnings growth. “As the above discussion illustrates, we are advancing on all fronts with a broad array of regulatory, commercial and investment initiatives. And we are making solid, brick-by-brick, progress in delivering on our plan,” Skaggs said.
Focusing on Core Assets: Whiting, offshore sales completed; Northern Utilities sale on track
As part of its efforts to focus on its core regulated assets, NiSource has continued to take steps to divest certain non-strategic assets. On June 30, NiSource closed on the sale of its Whiting Clean Energy (WCE) unit to BP Alternative Energy North America (BPAE). BPAE purchased the Whiting facility for approximately $217 million, including working capital.
Also in June, Columbia Gulf Transmission and Tennessee Gas Pipeline Co. closed on the sale of Columbia Gulf’s offshore Louisiana assets and operations in the Gulf of Mexico. These assets, which do not comprise a significant portion of Columbia Gulf’s assets or earnings base, are not considered strategic to Columbia Gulf, which is focusing on growing its onshore transportation business.
Also during the second quarter, NiSource and Unitil Corporation continued to move closer to a late 2008 closing on the sale of Northern Utilities and Granite State Gas Transmission to Unitil for $160 million, plus an estimated $25 million in natural gas inventory and other working capital items.

Tawney Litigation Update
In other discontinued operations matters, the company noted a number of developments related to the Tawney class-action litigation in West Virginia, which involves natural gas royalty claims asserted against Columbia Natural Resources, a former NiSource subsidiary, for which NiSource retained primary financial responsibility. As previously reported, on May 22, the West Virginia Supreme Court of Appeals declined to review the trial court judgment in the case, which included compensatory damages of approximately $134 million and punitive damages of approximately $270 million. The West Virginia Supreme Court subsequently granted NiSource’s request for a stay of the judgment, pending action by the U.S. Supreme Court on a petition for a writ of certiorari, which NiSource plans to file in late August. The company anticipates the U.S. Supreme Court will decide whether to accept the appeal later this year or early in 2009.
While NiSource believes it has meritorious arguments, particularly with respect to the punitive damages award, it cannot predict the outcome of the appellate process. Consequently, in the second quarter, the company increased its reserve related to the Tawney litigation to reflect the portion of the trial court judgment for which NiSource would be responsible, inclusive of interest. This adjustment is reflected, along with other reserve adjustments, in the company’s quarterly GAAP financial reports.
Second Quarter 2008 Operating Earnings – Segment Results (non-GAAP)
NiSource’s consolidated second-quarter 2008 operating earnings (non-GAAP) were $121.9 million, compared to $143.5 million for the same period in 2007. Refer to Schedule 2 for the items included in 2008 and 2007 GAAP operating income but excluded from operating earnings.
Operating earnings for NiSource’s business segments for the quarter ended June 30, 2008, are discussed below.
Gas Distribution Operations reported an operating earnings loss of $3.9 million versus operating earnings of $8.9 million in the second quarter of 2007. The decrease resulted primarily from increased operating expenses which were $9.6 million higher than the prior year. The increase was mainly due to higher employee and administrative expenses, uncollectible accounts and higher depreciation costs. Net revenues were $3.2 million lower than the same period in 2007, as increases from rate proceedings and other service programs were more than offset by reduced revenues due to a Stipulation entered into among Columbia of Ohio and its regulatory stakeholders in late 2007.
Gas Transmission and Storage Operations reported operating earnings of $75.5 million versus operating earnings of $74.6 million in the second quarter of 2007. Increased net revenues were mostly offset by higher operating expenses and lower equity earnings. Increases in net revenues of $6.4 million were primarily due to increased subscriptions for firm transportation services related to new interconnects along the Columbia Gulf pipeline system, deliveries from the Hardy Storage field and incremental demand revenues on the Columbia Gas Transmission pipeline system.

Operating expenses increased by $3.4 million for the quarter mainly due to higher employee and administrative expenses and the impact from an adjustment to a reserve balance that favorably impacted last year’s second quarter results by $2.8 million, partially offset by lower outside services and uncollectible accounts. Equity earnings decreased by $2.1 million due primarily to lower AFUDC and lower operating earnings from Hardy Storage.
Electric Operations reported operating earnings of $52.1 million versus operating earnings of $61.8 million from the same quarter last year. Operating expenses increased by $10.7 million due primarily to higher employee and administrative costs and higher depreciation costs. The higher depreciation costs included an $8.3 million adjustment recorded by NIPSCO during the second quarter. This non-cash adjustment will not have a material impact on depreciation charges in future periods. Net revenues increased by $1 million as a result of higher industrial volumes, timing of revenue credits and incremental revenues from the new Sugar Creek plant, partially offset by non-recoverable purchased power costs.
Other Operations reported operating earnings of $0.8 million in the second quarter of 2008, compared with an operating earnings loss of $0.3 million in the prior year period. The improvement resulted from higher net revenues from commercial and industrial gas marketing activities. These operating earnings results no longer include earnings associated with the WCE facility which, as noted above, was sold to BPAE on June 30. Earnings associated with WCE’s operations have been reclassified to discontinued operations for the current and comparable periods. Other Operations primarily include commercial and industrial gas marketing activities.
Other Items
Interest expense decreased by $11.0 million due to lower short-term interest rates and credit facility fees and the retirement late in 2007 of high-cost debt associated with the WCE facility.
Six Month Period 2008 Operating Earnings – Segment Results (non-GAAP)
NiSource’s consolidated operating earnings (non-GAAP) for the six months ended June 30, 2008, were $516.6 million, compared to $572.0 million for the same period in 2007. Refer to Schedule 2 for the items included in 2008 and 2007 GAAP operating income but excluded from operating earnings.
Operating earnings for NiSource’s business segments for the six months ended June 30, 2008 are discussed below.
Gas Distribution Operations reported operating earnings of $251.6 million compared to $259.8 million reported for the first six months of 2007. Net revenues increased $15.0 million, primarily attributable to increased residential volumes and regulatory initiatives and other service programs, partially offset by reduced revenues as a result of the Stipulation entered into among Columbia of Ohio and its regulatory stakeholders in late 2007, discussed above. Operating expenses were $23.2 million higher than the comparable period due primarily to increases in employee and administrative costs, depreciation costs and other taxes.

Gas Transmission and Storage Operations reported operating earnings of $179.9 million versus operating earnings of $181.9 million in the first six months of 2007. The decrease resulted primarily from higher operating expenses partially offset by increased net revenues. Operating expenses increased by $8.8 million due primarily to higher employee and administrative costs and a reduction of a reserve balance that favorably impacted last year’s second quarter results by $2.8 million, partially offset by lower uncollectible accounts and insurance costs. Partially offsetting these impacts were higher net revenues of $8.4 million from firm capacity reservation fees. These increases in net revenues from firm capacity reservation fees were the result of higher Columbia Gas Transmission transportation deliveries from the Hardy Storage field and incremental demand revenues from new interconnects along the Columbia Gulf and Columbia Gas Transmission pipeline systems. Equity earnings decreased by $1.6 million due to higher interest expense associated with Millennium Pipeline.
Electric Operations reported operating earnings of $90.1 million for the first six months of 2008, compared with $135.1 million for the prior year period. Lower net revenues and higher operating expenses both contributed to the lower operating earnings. Net revenue decreased by $14.7 million due primarily to lower residential and commercial margins and non-recoverable purchased power and fuel costs, partially offset by higher industrial usage and margins and the timing of revenue credits. Operating expenses increased by $30.3 million due primarily to higher employee and administrative costs, electric generation and maintenance expenses and depreciation costs.
A portion of the increase in employee and administrative costs was due to a $5.7 million reduction in benefit expenses during 2007. The higher depreciation costs included an $8.3 million adjustment recorded by NIPSCO during the same quarter. This non-cash adjustment will not have a material impact on depreciation charges in future periods.
Other Operations reported operating earnings of $0.3 million in the first six months of 2008, versus zero operating earnings or loss in the first six months of 2007. The improvement resulted from higher net revenues from commercial and industrial gas marketing activities.
Other Items
Interest expense decreased by $18.3 million due to lower short-term interest rates and credit facility fees and the retirement late in 2007 of high-cost debt associated with the WCE facility. The effective tax rate of net operating earnings for 2007 is 36.7% compared to last year’s rate of 37.2%.
Income from Continuing Operations (GAAP)
On a GAAP basis, NiSource reported income from continuing operations for the three months ended June 30, 2008, of $21.0 million, or 8 cents per share, compared with $28.9 million, or 11 cents per share, in the same period a year ago. Operating income was $116.6 million for the second quarter of 2008, compared with $143.9 million in the year-ago period. In addition to the impacts already discussed above in the segment discussions, the decrease in earnings was primarily due to unfavorable weather in NiSource’s gas distribution and electric markets during the quarter compared to the same period a year ago.
On a GAAP basis, NiSource reported income from continuing operations for the six months ended June 30, 2008, of $210.4 million, or 77 cents per share, compared with $235.4 million, or 86 cents per share last year. Operating income was $511.4 million for the first six months of 2008 versus

$574.3 million in the year-ago period. In addition to the impacts already discussed above in the segment discussions, the decrease in earnings for the first half of 2007 was due to unfavorable weather in NiSource’s gas distribution and electric markets compared to 2007.
Refer to Schedule 1 for a complete list of the items included in 2008 and 2007 GAAP income from Continuing Operations but excluded from net operating earnings.
Discontinued Operations
As noted above, in the second quarter of 2008, NiSource recorded an additional accrual related to the Tawney lawsuit in West Virginia. This adjustment to the reserve was based on the May 22 denial of a petition by the defendants (including NiSource) for review of the case by the West Virginia Supreme Court of Appeals. The defendants are preparing a petition to the U.S. Supreme Court for a writ of certiorari, which is expected to be filed in late August 2008.
In the first quarter of 2008, NiSource began accounting for the operations of Northern Utilities, Granite State Gas and Whiting Clean Energy as discontinued operations. In the first quarter of 2008, NiSource recorded an estimated after-tax loss of $96.1 million (35 cents per share) for the disposition of these operations. In the second quarter of 2008, NiSource recorded an additional after tax loss of $2.8 million (1 cent per share) for the closing of the WCE disposition and adjustments for the estimated disposition of Northern Utilities and Granite State Gas expected to close later this year. All results of operations for these businesses in all periods presented are classified as net income from discontinued operations.
About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the success of NiSource’s restructuring of its outsourcing agreement; actual operating experience of NiSource assets; the regulatory process; regulatory and legislative changes; changes in general economic, capital and commodity market conditions; and counter-party credit risk.
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NiSource Inc.
Consolidated Net Operating Earnings (Non – GAAP)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(in millions, except per share amounts)	2008	2007	2008	2007

Net Revenues
Gas Distribution	$926.2	$746.9	$3,156.8	$2,586.5
Gas Transportation and Storage	235.6	228.5	592.8	572.8
Electric	340.8	330.2	671.9	656.2
Other	292.9	252.4	663.9	582.5

Gross Revenues	1,795.5	1,558.0	5,085.4	4,398.0
Cost of Sales (excluding depreciation and amortization)	1,121.8	889.2	3,370.3	2,691.3

Total Net Revenues	673.7	668.8	1,715.1	1,706.7

Operating Expenses
Operation and maintenance	305.8	294.1	624.6	582.4
Operation and maintenance — trackers	36.6	37.6	127.3	125.5
Depreciation and amortization	147.7	133.5	283.3	267.8
Other taxes	48.8	48.8	105.5	104.4
Other taxes — trackers	14.5	15.0	61.4	59.8

Total Operating Expenses	553.4	529.0	1,202.1	1,139.9

Equity Earnings in Unconsolidated Affiliates	1.6	3.7	3.6	5.2

Operating Earnings	121.9	143.5	516.6	572.0

Other Income (Deductions)
Interest expense, net	(87.4)	(98.4)	(179.2)	(197.5)
Other, net	1.3	(0.1)	(0.2)	(3.0)

Total Other Income (Deductions)	(86.1)	(98.5)	(179.4)	(200.5)

Operating Earnings From Continuing Operations Before Income Taxes	35.8	45.0	337.2	371.5
Income Taxes	11.5	16.7	123.6	138.2

Net Operating Earnings from Continuing Operations	24.3	28.3	213.6	233.3

GAAP Adjustment	(3.3)	0.6	(3.2)	2.1

GAAP Income from Continuing Operations	$21.0	$28.9	$210.4	$235.4

Basic Net Operating Earnings Per Share from Continuing Operations	0.09	0.10	0.78	0.85

GAAP Basic Earnings Per Share from Continuing Operations	0.08	0.11	0.77	0.86

Basic Average Common Shares Outstanding (millions)	274.0	273.8	273.9	273.7

NiSource Inc.
Segment Operating Earnings (Non-GAAP)

	Three Months		Six Months
Gas Distribution Operations	Ended June 30,		Ended June 30,
(in millions)	2008	2007	2008	2007

Net Revenues
Sales Revenues	$1,031.8	$853.2	$3,480.2	$2,903.6
Less: Cost of gas sold	765.3	583.5	2,593.9	2,032.3

Net Revenues	266.5	269.7	886.3	871.3

Operating Expenses
Operation and maintenance	156.7	147.3	316.5	300.1
Operation and maintenance — trackers	24.4	26.4	102.6	102.2
Depreciation and amortization	57.6	55.5	114.3	111.5
Other taxes	17.2	16.6	39.9	37.9
Other taxes — trackers	14.5	15.0	61.4	59.8

Total Operating Expenses	270.4	260.8	634.7	611.5

Operating Earnings (Loss)	$(3.9)	$8.9	$251.6	$259.8

GAAP Adjustment	(6.1)	4.4	(6.7)	7.6

GAAP Operating Income (Loss)	$(10.0)	$13.3	$244.9	$267.4

	Three Months		Six Months
Gas Transmission and Storage Operations	Ended June 30,		Ended June 30,
(in millions)	2008	2007	2008	2007

Net Revenues
Transportation revenues	$150.8	$144.1	$335.6	$326.2
Storage revenues	44.5	44.5	90.1	90.4
Other revenues	0.7	1.3	1.6	2.3

Total Revenues	196.0	189.9	427.3	418.9
Less: Cost of gas sold	—	0.3	—	—

Net Revenues	196.0	189.6	427.3	418.9

Operating Expenses
Operation and maintenance	67.5	65.9	140.7	135.5
Operation and maintenance — trackers	10.7	9.5	21.7	19.6
Depreciation and amortization	29.4	29.2	58.7	58.0
Other taxes	14.5	14.1	29.9	29.1

Total Operating Expenses	122.1	118.7	251.0	242.2

Equity Earnings in Unconsolidated Affiliates	1.6	3.7	3.6	5.2

Operating Earnings	$75.5	$74.6	$179.9	$181.9

GAAP Adjustment	2.4	(6.8)	2.8	(7.5)

GAAP Operating Income	$77.9	$67.8	$182.7	$174.4

NiSource Inc.
Segment Operating Earnings (Non-GAAP) (continued)

	Three Months		Six Months
Electric Operations	Ended June 30,		Ended June 30,
(in millions)	2008	2007	2008	2007

Net Revenues
Sales Revenues	$342.3	$331.2	$674.6	$658.3
Less: Cost of sales	139.9	129.8	289.5	258.5

Net Revenues	202.4	201.4	385.1	399.8

Operating Expenses
Operation and maintenance	76.2	75.9	157.4	135.4
Operation and maintenance — trackers	1.5	1.7	3.0	3.7
Depreciation and amortization	58.4	46.6	105.8	94.6
Other taxes	14.2	15.4	28.8	31.0

Total Operating Expenses	150.3	139.6	295.0	264.7

Operating Earnings	$52.1	$61.8	$90.1	$135.1

GAAP Adjustment	(1.4)	3.0	(1.0)	2.7

GAAP Operating Income	$50.7	$64.8	$89.1	$137.8

	Three Months		Six Months
Other Operations	Ended June 30,		Ended June 30,
(in millions)	2008	2007	2008	2007

Net Revenues
Products and services revenue	$285.3	$242.7	$644.6	$564.4
Less: Cost of products sold	277.2	235.9	629.3	549.4

Net Revenues	8.1	6.8	15.3	15.0

Operating Expenses
Operation and maintenance	5.3	5.6	10.7	11.4
Depreciation and amortization	0.7	0.6	1.4	1.2
Other taxes	1.3	0.9	2.9	2.4

Total Operating Expenses	7.3	7.1	15.0	15.0

Operating Earnings (Loss)	$0.8	$(0.3)	$0.3	$—

GAAP Adjustment	(0.1)	(0.1)	(0.1)	(0.2)

GAAP Operating Income (Loss)	$0.7	$(0.4)	$0.2	$(0.2)

	Three Months		Six Months
Corporate	Ended June 30,		Ended June 30,
(in millions)	2008	2007	2008	2007

Operating Earnings (Loss)	$(2.6)	$(1.5)	$(5.3)	$(4.8)

GAAP Adjustment	(0.1)	(0.1)	(0.2)	(0.3)

GAAP Operating Income (Loss)	$(2.7)	$(1.6)	$(5.5)	$(5.1)

NiSource Inc.
Segment Volumes and Statistical Data

	Three Months		Six Months
	Ended June 30,		Ended June 30,
Gas Distribution Operations	2008	2007	2008	2007

Sales and Transportation (MMDth)
Residential	33.7	39.4	171.1	173.6
Commercial	26.5	29.2	104.5	103.6
Industrial	89.3	82.1	192.5	187.3
Off System	23.0	22.5	60.4	41.1
Other	0.2	0.2	0.7	0.5

Total	172.7	173.4	529.2	506.1

Weather Adjustment	1.8	(3.5)	1.4	(5.9)

Sales and Transportation Volumes — Excluding Weather	174.5	169.9	530.6	500.2

Heating Degree Days	451	501	3,130	3,124
Normal Heating Degree Days	475	475	3,140	3,111
% Colder (Warmer) than Normal	(5%)	5%	0%	0%

Customers
Residential			2,990,223	2,999,874
Commercial			275,937	275,484
Industrial			8,019	8,047
Other			72	73

Total			3,274,251	3,283,478

	Three Months		Six Months
	Ended June 30,		Ended June 30,
Gas Transmission and Storage Operations	2008	2007	2008	2007

Throughput (MMDth)
Columbia Transmission
Market Area	166.8	186.8	553.2	572.0
Columbia Gulf
Mainline	166.4	178.9	326.1	326.0
Short-haul	70.1	50.7	145.1	91.2
Columbia Pipeline Deep Water	0.7	0.7	0.9	1.5
Crossroads Gas Pipeline	9.0	9.2	19.1	19.4
Intrasegment eliminations	(137.3)	(161.8)	(269.3)	(290.0)

Total	275.7	264.5	775.1	720.1

NiSource Inc.
Segment Volumes and Statistical Data (continued)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
Electric Operations	2008	2007	2008	2007

Sales (Gigawatt Hours)
Residential	745.8	793.8	1,552.6	1,639.0
Commercial	952.5	1,005.7	1,896.5	1,933.7
Industrial	2,376.2	2,331.6	4,890.2	4,673.4
Wholesale	185.2	207.8	329.9	345.1
Other	29.8	32.3	64.6	59.0

Total	4,289.5	4,371.2	8,733.8	8,650.2

Weather Adjustment	17.6	(55.9)	8.1	(55.5)

Sales Volumes — Excluding Weather impacts	4,307.1	4,315.3	8,741.9	8,594.7

Cooling Degree Days	201	313	201	313
Normal Cooling Degree Days	230	232	230	232
% Warmer (Colder) than Normal	(13%)	35%	(13%)	35%

Electric Customers
Residential			399,276	398,073
Commercial			53,095	52,299
Industrial			2,498	2,516
Wholesale			6	4
Other			754	757

Total			455,629	453,649

NiSource Inc.
Schedule 1 — Reconciliation of Net Operating Earnings to GAAP

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(in millions,except per share amounts)	2008	2007	2008	2007

Net Operating Earnings from Continuing Operations	$24.3	$28.3	$213.6	$233.3

Items excluded from operating earnings:
Net Revenues:
Weather — compared to normal	(3.4)	8.9	(3.6)	13.6

Operating Expenses:
Transition charges (IBM Agreement)	(2.7)	(2.2)	(3.9)	(2.2)
Gain/loss on sale of assets and asset impairments	0.8	(6.3)	2.3	(9.1)

Total items excluded from operating earnings	(5.3)	0.4	(5.2)	2.3

Tax effect of above items and other income tax adjustments	2.0	0.2	2.0	(0.2)

Reported Income from Continuing Operations — GAAP	$21.0	$28.9	$210.4	$235.4

Basic Average Common Shares Outstanding (millions)	274.0	273.8	273.9	273.7

Basic Net Operating Earnings Per Share from Continuing Operation	0.09	0.10	0.78	0.85

Items excluded from net operating earnings (after-tax)	(0.01)	0.01	(0.01)	0.01

GAAP Basic Earnings Per Share from Continuing Operations	0.08	0.11	0.77	0.86

NiSource Inc.
Schedule 2 — Quarterly Adjustments by Segment from Operating Earnings to GAAP
For Quarter ended June 30,
2008 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	$(3.9)	$75.5	$52.1	$0.8	$(2.6)	$121.9

Net Revenues:
Weather (compared to normal)	(2.4)	—	(1.0)	—	—	(3.4)

Total Impact — Net Revenues	(2.4)	—	(1.0)	—	—	(3.4)

Operating Expenses:
Transition charges (IBM Agreement)	(1.6)	(0.5)	(0.4)	(0.1)	(0.1)	(2.7)
Gain/loss on sale of assets and asset impairments	(2.1)	2.9	—	—	—	0.8

Total Impact — Operating Expenses	(3.7)	2.4	(0.4)	(0.1)	(0.1)	(1.9)

Total Impact — Operating Income (Loss)	(6.1)	2.4	(1.4)	(0.1)	(0.1)	(5.3)

Operating Income (Loss) — GAAP	$(10.0)	$77.9	$50.7	$0.7	$(2.7)	$116.6
2007 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	$8.9	$74.6	$61.8	$(0.3)	$(1.5)	$143.5

Net Revenues:
Weather (compared to normal)	5.6	—	3.3	—	—	8.9

Total Impact — Net Revenues	5.6	—	3.3	—	—	8.9

Operating Expenses:
Transition charges (IBM Agreement)	(1.3)	(0.4)	(0.3)	(0.1)	(0.1)	(2.2)
Gain/loss on sale of assets and asset impairments	0.1	(6.4)	—	—	—	(6.3)

Total Impact — Operating Expenses	(1.2)	(6.8)	(0.3)	(0.1)	(0.1)	(8.5)

Total Impact — Operating Income (Loss)	4.4	(6.8)	3.0	(0.1)	(0.1)	0.4

Operating Income (Loss) — GAAP	$13.3	$67.8	$64.8	$(0.4)	$(1.6)	$143.9

NiSource Inc.
Schedule 2 — Year to Date Adjustments by Segment from Operating Earnings to GAAP
For Six Months ended June 30,

2008 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	$251.6	$179.9	$90.1	$0.3	$(5.3)	$516.6

Net Revenues:
Weather (compared to normal)	(3.3)	—	(0.3)	—	—	(3.6)

Total Impact — Net Revenues	(3.3)	—	(0.3)	—	—	(3.6)

Operating Expenses:
Transition charges (IBM Agreement)	(2.4)	(0.7)	(0.6)	(0.1)	(0.1)	(3.9)
Gain/loss on sale of assets and asset impairments	(1.0)	3.5	(0.1)	—	(0.1)	2.3

Total Impact — Operating Expenses	(3.4)	2.8	(0.7)	(0.1)	(0.2)	(1.6)

Total Impact — Operating Income (Loss)	(6.7)	2.8	(1.0)	(0.1)	(0.2)	(5.2)

Operating Income (Loss) — GAAP	$244.9	$182.7	$89.1	$0.2	$(5.5)	$511.4

2007 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	$259.8	$181.9	$135.1	$—	$(4.8)	$572.0

Net Revenues:
Weather (compared to normal)	10.3	—	3.3	—	—	13.6

Total Impact — Net Revenues	10.3	—	3.3	—	—	13.6

Operating Expenses:
Transition charges (IBM Agreement)	(1.3)	(0.4)	(0.3)	(0.1)	(0.1)	(2.2)
Gain/loss on sale of assets and asset impairments	(1.4)	(7.1)	(0.3)	(0.1)	(0.2)	(9.1)

Total Impact — Operating Expenses	(2.7)	(7.5)	(0.6)	(0.2)	(0.3)	(11.3)

Total Impact — Operating Income (Loss)	7.6	(7.5)	2.7	(0.2)	(0.3)	2.3

Operating Income (Loss) — GAAP	$267.4	$174.4	$137.8	$(0.2)	$(5.1)	$574.3

NiSource Inc.
Consolidated Income Statement (GAAP)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(in millions, except per share amounts)	2008	2007	2008	2007

Net Revenues
Gas Distribution	$923.8	$752.5	$3,153.5	$2,596.8
Gas Transportation and Storage	235.6	228.5	592.8	572.8
Electric	339.8	333.5	671.6	659.5
Other	292.9	252.4	663.9	582.5

Gross Revenues	1,792.1	1,566.9	5,081.8	4,411.6
Cost of Sales (excluding depreciation and amortization)	1,121.8	889.2	3,370.3	2,691.3

Total Net Revenues	670.3	677.7	1,711.5	1,720.3

Operating Expenses
Operation and maintenance	345.2	333.9	755.9	710.0
Depreciation and amortization	147.7	133.5	283.3	267.8
Impairment and (gain) loss on sale of assets	(0.9)	6.3	(2.4)	9.2
Other taxes	63.3	63.8	166.9	164.2

Total Operating Expenses	555.3	537.5	1,203.7	1,151.2

Equity Earnings in Unconsolidated Affiliates	1.6	3.7	3.6	5.2

Operating Income	116.6	143.9	511.4	574.3

Other Income (Deductions)
Interest expense, net	(87.4)	(98.4)	(179.2)	(197.5)
Other, net	1.3	(0.1)	(0.2)	(3.0)

Total Other Income (Deductions)	(86.1)	(98.5)	(179.4)	(200.5)

Income From Continuing Operations Before Income Taxes	30.5	45.4	332.0	373.8
Income Taxes	9.5	16.5	121.6	138.4

Income From Continuing Operations	21.0	28.9	210.4	235.4

Income (Loss) from Discontinued Operations — net of taxes	(220.5)	(1.4)	(214.5)	2.2
Gain (Loss) on Disposition of Discontinued Operations — net of taxes	(2.8)	(0.8)	(98.9)	5.8

Net Income (Loss)	$(202.3)	$26.7	$(103.0)	$243.4

Basic Earnings Per Share ($)
Continuing operations	$0.08	$0.11	$0.77	$0.86
Discontinued operations	(0.82)	(0.01)	(1.15)	0.03

Basic Earnings Per Share	$(0.74)	$0.10	$(0.38)	$0.89

Diluted Earnings Per Share ($)
Continuing operations	$0.08	$0.11	$0.77	$0.86
Discontinued operations	(0.81)	(0.01)	(1.14)	0.03

Diluted Earnings Per Share	$(0.73)	$0.10	$(0.37)	$0.89

Dividends Declared Per Common Share ($)	$0.23	$0.23	$0.69	$0.69

Basic Average Common Shares Outstanding (millions)	274.0	273.8	273.9	273.7
Diluted Average Common Shares (millions)	275.4	274.9	275.4	274.8

NiSource Inc.
Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
(in millions)	2008	2007

ASSETS
Property, Plant and Equipment
Utility Plant	$18,040.9	$17,295.6
Accumulated depreciation and amortization	(7,982.5)	(7,787.0)

Net utility plant	10,058.4	9,508.6

Other property, at cost, less accumulated depreciation	67.7	67.3

Net Property, Plant and Equipment	10,126.1	9,575.9

Investments and Other Assets
Assets of discontinued operations and assets held for sale	299.2	593.2
Unconsolidated affiliates	76.0	72.7
Other investments	110.8	117.2

Total Investments and Other Assets	486.0	783.1

Current Assets
Cash and cash equivalents	45.9	34.6
Restricted cash	1.3	57.7
Accounts receivable (less reserve of $43.2 and $37.0, respectively)	737.0	900.6
Gas inventory	270.1	452.2
Underrecovered gas and fuel costs	344.5	158.3
Materials and supplies, at average cost	82.1	78.1
Electric production fuel, at average cost	48.3	58.1
Price risk management assets	248.4	102.2
Exchange gas receivable	464.2	210.5
Regulatory assets	200.3	215.4
Assets of discontinued operations and assets held for sale	64.4	85.0
Prepayments and other	173.9	107.3

Total Current Assets	2,680.4	2,460.0

Other Assets
Price risk management assets	131.8	25.2
Regulatory assets	885.5	867.5
Goodwill	3,677.3	3,677.3
Intangible assets	336.1	341.6
Postretirement and postemployment benefits assets	178.8	157.8
Deferred charges and other	114.2	121.5

Total Other Assets	5,323.7	5,190.9

Total Assets	$18,616.2	$18,009.9

NiSource Inc.
Consolidated Balance Sheets (continued)
(unaudited)

	June 30,	December 31,
(in millions, except share amounts)	2008	2007

CAPITALIZATION AND LIABILITIES
Capitalization
Common Stockholders’ Equity
Common stock — $0.01 par value, 400,000,000 shares authorized; 274,216,784 and 274,176,752 shares issued and outstanding, respectively	$2.7	$2.7
Additional paid-in capital	4,015.4	4,011.0
Retained earnings	782.2	1,074.5
Accumulated other comprehensive income	34.0	11.7
Treasury stock	(23.4)	(23.3)

Total Common Stockholders’ Equity	4,810.9	5,076.6
Long-term debt, excluding amounts due within one year	6,059.9	5,594.4

Total Capitalization	10,870.8	10,671.0

Current Liabilities
Current portion of long-term debt	43.1	33.9
Short-term borrowings	506.0	1,061.0
Accounts payable	665.2	713.0
Dividends declared	63.1	—
Customer deposits	112.4	112.8
Taxes accrued	223.7	188.4
Interest accrued	99.9	99.3
Overrecovered gas and fuel costs	0.7	10.4
Price risk management liabilities	117.4	79.9
Exchange gas payable	687.0	441.6
Deferred revenue	14.1	38.7
Regulatory liabilities	113.1	87.8
Accrued liability for postretirement and postemployment benefits	4.9	4.8
Liabilities of discontinued operations and liabilities held for sale	57.2	20.1
Temporary LIFO liquidation credit	174.8	—
Legal and environmental reserves	452.2	112.3
Other accruals	314.0	393.6

Total Current Liabilities	3,648.8	3,397.6

Other Liabilities and Deferred Credits
Price risk management liabilities	55.6	1.7
Deferred income taxes	1,522.2	1,466.2
Deferred investment tax credits	49.8	53.4
Deferred credits	85.5	81.3
Deferred revenue	0.2	0.2
Accrued liability for postretirement and postemployment benefits	553.1	547.8
Liabilities of discontinued operations and liabilities held for sale	86.9	141.3
Regulatory liabilities and other removal costs	1,427.3	1,337.7
Asset retirement obligations	128.2	128.2
Other noncurrent liabilities	187.8	183.5

Total Other Liabilities and Deferred Credits	4,096.6	3,941.3

Commitments and Contingencies	—	—

Total Capitalization and Liabilities	$18,616.2	$18,009.9

NiSource Inc.
Other Information
(unaudited)

	June 30,	December 31,
(in millions, except share amounts)	2008	2007

Total Common Stockholders’ Equity	$4,810.9	$5,076.6

Shares Outstanding (thousands)	274,217	274,177

Book Value of Common Shares	$17.54	$18.52

NiSource Inc.
Statements of Consolidated Cash Flow
(unaudited)

Six Months Ended June 30, (in millions)	2008	2007

Operating Activities
Net income (loss)	$(103.0)	$243.4
Adjustments to reconcile net income to net cash from continuing operations:
Depreciation and amortization	283.3	267.8
Net changes in price risk management assets and liabilities	19.1	(1.3)
Deferred income taxes and investment tax credits	52.1	(17.7)
Deferred revenue	(24.6)	(22.4)
Stock compensation expense	4.5	1.3
Gain on sale of assets	(4.0)	(0.5)
Loss on impairment of assets	1.6	9.7
Income from unconsolidated affiliates	(1.1)	(7.7)
(Gain) loss on disposition of discontinued operations — net of taxes	98.9	(5.8)
(Income) loss from discontinued operations — net of taxes	214.5	(2.2)
Amortization of discount/premium on debt	3.7	3.6
AFUDC Equity	(4.1)	(1.9)
Changes in assets and liabilities:
Accounts receivable	223.9	168.7
Inventories	361.9	286.4
Accounts payable	(73.7)	(138.9)
Customer deposits	(0.5)	—
Taxes accrued	12.9	33.8
Interest accrued	0.6	(5.1)
(Under) Overrecovered gas and fuel costs	(195.9)	(59.0)
Exchange gas receivable/payable	7.6	(45.1)
Other accruals	(149.4)	(140.4)
Prepayments and other current assets	2.8	50.9
Regulatory assets/liabilities	(53.7)	14.5
Postretirement and postemployment benefits	5.0	(51.7)
Deferred credits	1.7	(3.6)
Deferred charges and other noncurrent assets	(13.2)	5.0
Other noncurrent liabilities	(30.6)	—

Net Operating Activities from Continuing Operations	640.3	581.8
Net Operating Activities from or (used for) Discontinued Operations	(1.9)	6.1

Net Cash Flows from Operating Activities	638.4	587.9

Investing Activities
Capital expenditures	(422.8)	(323.9)
Sugar Creek purchase	(329.7)	—
Proceeds from disposition of assets	229.6	2.3
Restricted cash	136.5	73.5
Other investing activities	(2.1)	(9.0)

Net Investing Activities used for Continuing Operations	(388.5)	(257.1)
Net Investing Activities from or (used for) Discontinued Operations	0.9	(5.7)

Net Cash Flows used for Investing Activities	(387.6)	(262.8)

Financing Activities
Issuance of long-term debt	706.0	2.3
Retirement of long-term debt	(12.0)	(45.6)
Repurchase of long-term debt	(254.0)	—
Change in short-term debt	(555.0)	(171.5)
Issuance of common stock	0.8	7.7
Acquisition of treasury stock	(0.2)	(2.1)
Dividends paid — common stock	(126.1)	(126.0)

Net Cash Flows used for Financing Activities	(240.5)	(335.2)

Increase (decrease) in cash and cash equivalents	10.3	(10.1)
Cash inflows from discontinued operations	1.0	0.1
Cash and cash equivalents at beginning of year	34.6	32.8

Cash and cash equivalents at end of period	$45.9	$22.8

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$188.0	$219.1
Interest capitalized	12.4	7.7
Cash paid for income taxes	38.3	86.8